Exhibit 99.1

News Release	3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

Contacts:

Brian J. Clark, Executive Vice President and Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports Financial Results

 For Third Quarter of Fiscal Year 2010

Highlights:

•                  Record revenues of $227.0 million, up 12%, all organic(1);

•                  Diluted EPS of $0.49;

•                  Third-quarter bookings total $357 million;

•                  Company raises Fiscal Year 2010 revenue and earnings guidance.

ARLINGTON, Va. — January 28, 2010 — Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today announced record revenues for its third quarter ended December 25, 2009.

Third-quarter revenues exceeded the high end of management’s guidance by $8 million, and diluted EPS exceeded the high end of guidance by $0.01.

Stanley’s revenue growth in the third quarter of fiscal year 2010 was attributed to increased cybersecurity and IT infrastructure protection programs for the Defense Information Systems Agency (DISA); IT support services for the U.S. Marine Corps (USMC); military intelligence training and operations support for the U.S. Army; biometrics software development, training and support; additional task orders under the FIRST indefinite-delivery, indefinite-quantity contract; and added production and engineering services performed for the Navy’s Space and Naval Warfare Systems Command.

Third Quarter Fiscal Year 2010 Results:

Revenues for the third quarter ended December 25, 2009, all organic, were $227.0 million, an increase of 12 percent over third-quarter fiscal year 2009 revenues of $203.6 million. EBITDA(2) was $22.9 million

(1) Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. Stanley believes that this non-GAAP financial measure provides useful information because it allows management and investors to better assess the underlying growth rate of the company's existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Please see the reconciliation table at the end of this release that reconciles GAAP revenue to organic revenue.

(2) EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We believe EBITDA is useful to investors because it is one of the measures used by our board of directors and management to evaluate our business and we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Please refer to the table at the end of this release that reconciles GAAP net income to EBITDA.

for the quarter, an increase of 13 percent over EBITDA of $20.3 million in the third quarter of last fiscal year, due primarily to increased year-over-year revenues, and to a lesser extent, higher EBITDA margin. EBITDA margin for the third quarter was 10.1 percent compared with 10.0 percent in the third quarter of last fiscal year. Operating income was $20.0 million, up 14 percent from $17.5 million in the same quarter of last fiscal year. Operating margin was 8.8 percent versus 8.6 percent in the third quarter of last fiscal year.

Net income for the quarter was $11.8 million versus $9.7 million for the third quarter of last fiscal year, an increase of 22 percent. Diluted earnings per share for the quarter were $0.49 compared with diluted earnings per share of $0.41 for the third quarter of last fiscal year.

Contract backlog at December 25, 2009, was $2.1 billion, up from second quarter of fiscal year 2010 contract backlog of $2.0 billion at September 25, 2009, and essentially unchanged from third-quarter fiscal year 2009 contract backlog of $2.1 billion at December 26, 2008.

Third Quarter Fiscal Year 2010 Operational Highlights:

•                  Third-quarter net bookings totaled $357 million, equating to a book-to-bill ratio of 1.6:1.

•                  Among new business awards and additional tasking in the third quarter:

•                  A $117 million, five-year contract with the Army Sustainment Command to continue Stanley’s support of the Integrated Material Management Operations System, formerly known as the Army War Reserve Deployment System, or AWRDS;

•                  A $55 million, five-year, firm-fixed-price contract with the U.S. Army to provide financial management support services to the U.S. Army Central Command (USARCENT) in theater;

•                  A $49 million, five-year, firm-fixed-price contract, awarded under the company’s ENCORE II vehicle, with DISA to provide cybersecurity services to the Connection Approval Division;

•                  A $30 million, five-year, firm-fixed-price contract with the U.S. Army to provide operational logistics support services to the USARCENT G4/G1 in theater;

•                  A $23 million, five-year, firm-fixed-price contract, awarded under the company’s ENCORE II vehicle, with DISA to provide a cybersecurity solution for web content filtering;

•                  An estimated $18 million, five-year blanket purchase agreement, with options, to provide document processing services in support of the Office of Personnel Management;

•                  A $13 million, five-year, time-and-materials contract with the U.S. Marshals Service to sustain support and expand capabilities of the Justice Detainee Information System; and

•                  A $12 million, five-year, firm-fixed-price contract with the USMC to support and maintain the Total Information Gateway for Enterprise Resources web portal.

Nine-Month Fiscal Year 2010 Results:

For the nine months ended December 25, 2009, revenues increased 15 percent, 9 percent of which was organic, to $652.9 million, compared with $567.2 million for the same period in the prior fiscal year. EBITDA for the nine-month period ended December 25, 2009, increased 22 percent to $67.6 million compared with $55.4 million for the same period in the prior fiscal year, due primarily to increased year-over-year revenues, and to a lesser extent, higher EBITDA margin. EBITDA margin for the first nine months of fiscal year 2010 was 10.4 percent, up from 9.8 percent for the same period in the prior fiscal year. EBITDA margin increased primarily as a result of improved performance on contracts and a greater proportion of more profitable fixed-price contracts, as well as continued efficiencies realized in the company’s general and administrative infrastructure on a higher revenue base. Operating income for the first nine months of fiscal year 2010 was $59.1 million, an increase of 23 percent over operating income of $48.1 million reported a year earlier. Operating margin for the first nine months of fiscal year 2010 was 9.0 percent compared with 8.5 percent in the first nine months of fiscal year 2009. Operating income and margin increased year over year, primarily as a result of the factors improving EBITDA and EBITDA margin.

Net income for the first nine months of fiscal year 2010 was $34.3 million, up 28 percent over net income for the same period last fiscal year of $26.7 million. Diluted earnings per share for the first nine months of fiscal year 2010 were $1.42 compared with diluted earnings per share of $1.12 for the first nine months of fiscal year 2009.

Cash flow from operations for the first nine months of fiscal year 2010 was $34.3 million. Capital expenditures for the first nine months of fiscal year 2010 were $3.4 million. Days sales outstanding (DSO) for the third quarter was 76 days, down from 79 days for the second quarter of fiscal year 2010.

“Stanley delivered record revenues and outstanding year-over-year earnings growth in the third quarter of fiscal year 2010,” said Phil Nolan, Stanley’s chairman, president and CEO. “Healthy bookings in the third quarter, as well as potential new awards in the next three to six months, should help provide solid near-term growth in a challenging federal procurement environment.”

Management’s Outlook:

Based on the company’s current contract backlog and management’s estimate as to future tasking and contract awards, Stanley is issuing guidance for its fiscal year 2010 fourth quarter and updating guidance for its full fiscal year 2010. The table below represents management’s current expectations about future financial performance, based on information available at this time:

	Fourth Quarter Fiscal Year 2010 Ending March 31, 2010	Fiscal Year 2010 Ending March 31, 2010

Revenues	$215 – $223 million	$868 – $876 million
Diluted EPS	$0.46 – $0.48	$1.87 – $1.89
Diluted projected share count	24.1 – 24.2 million	24.1 – 24.2 million

As previously announced, Stanley will conduct a conference call today at 5:00 p.m. EST to discuss fiscal third quarter 2010 results. Analysts and institutional investors may access the call by dialing (888) 680-0890 (U.S.) or (617) 213-4857 (international) and entering passcode 15874542. All other investors may access the call via the Investor Relations page of the company’s website at www.stanleyassociates.com. Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. An archive of the webcast will be available for two weeks following the live event. The replay will also be available through February 11, 2010, at (888) 286-8010 (U.S.) or (617) 801-6888 (international) with a passcode of 29753863.

About Stanley

Stanley (NYSE: SXE) is a provider of information technology services and solutions to U.S. defense, intelligence and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational support, business process management, and advanced engineering and technology. Headquartered in Arlington, Va., the company has approximately 5,000 employees at over 100 locations in the U.S. and worldwide. Stanley has been recognized by FORTUNE magazine as one of the “100 Best Companies to Work For” from 2007 through 2009. Please visit www.stanleyassociates.com for more information.

Any statements in this press release about our future expectations, plans and prospects, including statements containing the words “estimates,” “anticipates,” “plans,” “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. We assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 25, 2009	December 26, 2008	December 25, 2009	December 26, 2008

Revenues	$227,022	$203,597	$652,857	$567,242

Operating costs and expenses:
Cost of revenues	190,320	170,091	543,928	475,775
Selling, general and administrative	13,794	13,220	41,286	36,103
Depreciation and amortization	2,895	2,803	8,576	7,231
Total operating costs and expenses	207,009	186,114	593,790	519,109
Operating income	20,013	17,483	59,067	48,133

Other income (expense):
Other income	—	17	3	20
Interest income	23	77	82	272
Interest expense	(906)	(2,047)	(2,951)	(4,413)
Total other expenses	(883)	(1,953)	(2,866)	(4,121)
Income before taxes	19,130	15,530	56,201	44,012

Provision for income taxes	(7,294)	(5,852)	(21,948)	(17,289)
Net income	$11,836	$9,678	$34,253	$26,723

Earnings per share:
Basic	$0.50	$0.42	$1.46	$1.17
Diluted	$0.49	$0.41	$1.42	$1.12

Weighted-average shares:
Basic	23,488	22,832	23,406	22,785
Diluted	24,086	23,818	24,058	23,798

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 25, 2009	March 31, 2009
Assets

Current Assets:
Cash	$2,260	$1,811
Accounts receivable - net	198,500	187,680
Prepaid and other current assets	9,271	6,766
Total current assets	210,031	196,257

Property and equipment - net	18,871	19,552
Goodwill	262,705	262,705
Intangible assets - net	11,121	15,557
Deferred taxes	5,115	4,212
Other assets	4,155	3,269
Total assets	$511,998	$501,552

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$15,058	$21,528
Accrued expenses and other liabilities	87,668	79,841
Current portion of long-term debt	1,000	1,000
Income taxes payable	—	2,034
Total current liabilities	103,726	104,403

Line of credit	102,500	135,030
Long-term debt — net of current portion	34,000	34,500
Other long-term liabilities	8,928	10,396
Total liabilities	249,154	284,329

Commitments and contingencies:
Stockholders’ equity
Common stock	241	238
Additional paid-in capital	108,086	96,957
Retained earnings	155,687	121,434
Accumulated other comprehensive loss	(838)	(886)
Deferred compensation	(332)	(520)
Total stockholders’ equity	262,844	217,223
Total liabilities and stockholders’ equity	$511,998	$501,552

Organic Growth Reconciliation

(unaudited)

(in thousands)

	Three Months Ended
	December 25, 2009	December 26, 2008	Percent Growth
Total revenues, as reported	$227,022	$203,597	12%
Plus: Revenues from acquired companies for the comparable prior year period	—	—

Organic revenues	$227,022	$203,597	12%

	Nine Months Ended
	December 25, 2009	December 26, 2008	Percent Growth
Total revenues, as reported	$652,857	$567,242	15%
Plus: Revenues from acquired companies for the comparable prior year period	—	30,664

Organic revenues	$652,857	$597,906	9%

EBITDA Reconciliation

(unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	December 25, 2009	December 26, 2008	December 25, 2009	December 26, 2008

Net income	$11,836	$9,678	$34,253	$26,723
Provision for income taxes	7,294	5,852	21,948	17,289
Interest expense	906	2,047	2,951	4,413
Interest income	(23)	(77)	(82)	(272)
Other income	—	(17)	(3)	(20)
Depreciation and amortization	2,895	2,803	8,576	7,231

EBITDA	22,908	20,286	67,643	55,364

Revenue	$227,022	$203,597	$652,857	$567,242

EBITDA Margin	10.1%	10.0%	10.4%	9.8%

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